Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
SinoCoking Coal and Coke Chemical Industries, Inc.

We consent to the incorporation by reference in Registration Statement on Form S-3 Amendment No. 1 of SinoCoking Coal and Coke Chemical Industries, Inc. of our report dated September 28, 2010, with respect to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of SinoCoking Coal and Coke Chemical Industries, Inc. for the year ended June 30, 2010.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ Frazer Frost, LLP

Brea, California
January 11, 2012